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                                                                   Exhibit p(15)

                                                      Effective February 6, 2007

                       OECHSLE INTERNATIONAL ADVISORS, LLC
                           OIA MANAGEMENT COMPANY, LLC
                     OECHSLE INTERNATIONAL ADVISORS, LIMITED
                      OIA EUROPEAN MANAGEMENT COMPANY, LLC

                                 CODE OF ETHICS

     This is the Code of Ethics (the "Code") of Oechsle International Advisors, LLC, OIA Management Company, LLC, Oechsle International Advisors, Limited and OIA European Management Company, LLC (collectively and individually referred to as the "Firm"). The Code has been adopted by the Firm's Executive Committee to promote honest and ethical conduct and maintain compliance with applicable laws, rules and regulations.

THINGS YOU NEED TO KNOW TO USE THIS CODE

     1. Terms in BOLDFACE TYPE have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

     2. To understand what parts of this Code apply to you, you need to know whether you fall into one of these categories:

          ACCESS PERSON

          INVESTMENT PERSON (ALL OF WHOM ARE ALSO ACCESS PERSONS)

     Any questions regarding any of the matters described in the policy should be referred to Oechsle's CODE OFFICER, John Murphy, and in his absence, Chief Compliance Officer, Joe Stowell.

     This Code has three sections:

          Part I--Applies to All Personnel

          Part II--Applies to ACCESS PERSONS and INVESTMENT PERSONS

          Part III--Definitions

     There are also five Reporting Forms that ACCESS PERSONS have to fill out under this Code. You can obtain copies of the Reporting Forms from the CODE OFFICER.

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     According to the Firm's policy all employees are ACCESS PERSONS. A consultant retained by the Firm may also be an ACCESS PERSON, if he or she is designated as an ACCESS PERSON, in writing, by the CODE OFFICER.

     3. The Code Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances; however:

     - the Firm expects that waivers will be granted only in rare instances, and

     - some provisions of the Code that are mandated by SEC rule cannot be waived.

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                        PART I--APPLIES TO ALL PERSONNEL

GENERAL PRINCIPLES

     The Firm is a fiduciary for its investment advisory and sub-advisory clients and is committed to maintaining high standards of honest and ethical conduct to uphold the interests of clients. Because of this fiduciary relationship, it is generally improper for the Firm or its personnel to:

               - use for their own benefit (or the benefit of anyone other than the client) information about a Firm's trading or recommendations for client accounts; or

               - Take advantage of investment opportunities that would otherwise be available for the Firm's clients.

PRINICIPAL DUTIES

     As a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts from our relationships with our clients, or with the brokerage community. To reinforce the General Principles and mitigate potential issues, you are required to uphold the following Principal Duties:

          1. Place the interests of clients above personal interests with regard to involvements and activities, in particular personal securities transactions. Access persons are owed only salary and bonuses that the Firm may award. Trading information, research and other portfolio related proprietary information obtained in the course of employment is to be used to benefit the management of client accounts.

          2. Avoid any abuse of trust and responsibility including actual or potential conflicts of interest. It is expected that access persons will be sensitive to all areas of actual and potential conflicts of interest even if this Code does not address specifically an area of fiduciary responsibility.

          3. Adhere to the fundamental standard that access persons must not take advantage of their positions with Oechsle.

          4. Maintain information concerning the Firm's clients' securities holdings, the financial circumstances of clients and investment management techniques on a confidential basis, and neither use nor divulge such information except as appropriate and necessary in the normal course of business.

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          5.   Refrain from insider trading and maintain inside information confidentially. A serious breach of confidentiality is insider trading that is generally defined as the use of inside information to trade in securities or the communication of inside information to others. The use of material, nonpublic information for your benefit or "tipping" to other persons is considered insider trading. Material information is information that a reasonable investor would consider important in making an investment decision; or is reasonably certain to have an impact on the price of a company; and has not been disseminated to the to the general public. If you receive information that is believed to be material, non-public information, please contact General Counsel or the Code Officer as soon as possible. For more information on insider trading, you may consult the Firm's "Insider Trading Policy Statement".

          6. Act in good faith by exposing conflicts of interest or situations that hold the appearance of conflicts.

          7. Comply with applicable rules, laws and regulation. In particular, access persons may not participate in manipulative securities activity, such as price manipulation; deceive or mislead a client; or otherwise engage in fraudulent practices.

          8. Promote the independence of investment decision-making and maintain the impartiality of the investment process through avoidance of potential or actual conflicts of interest.

VIOLATIONS AND REPORTING OF VIOLATIONS AND ISSUES

     The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.

     Improper activity is a violation of the Code. A determination of impropriety is not dependent on proof of harm to any client. It may include, but is not limited to:

     -    "front running", i.e., trading ahead of client accounts;

     - transacting based on material, non-public information or "tipping" others;

     - participating in limited offerings that are suited to client investment;

     -    trading in a security that is under consideration for client accounts;

     -    divulging client information for personal gain.

     -    serving on a Board of Directors without prior approval;

     -    failing to file required reports; or

     - making inaccurate or misleading reports or statements concerning trading activity or securities accounts.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm might

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impose penalties or fines, cut your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or any combination of the foregoing. In the instance of securities regulation violations, referral to civil or criminal authorities and subsequent prosecution may occur.

     Each access person has an affirmative duty to report violations to the Code Officer and to apprise the Code Officer of incidents and issues under the Code. If you or a member of your FAMILY/HOUSEHOLD have or suspect you may have violated the Code, you must report the incident to the Code Officer as soon as possible. If you are aware of actual or suspected violations on the part of other access persons, you are to report the matter to the Code Officer as soon as possible.

     Any questions regarding what this Code requires or permits should be referred to the CODE OFFICER.

CONFLICTS OF INTEREST

     A conflict of interest occurs when your personal interest interferes with the interests of the Firm's clients. The duty to act in good faith requires avoiding conflicts of interest or disclosing material facts concerning conflicts that may arise. Conflicts of interest are not always apparent and you are advised to consult with the Code Officer or other members of the Legal/Compliance staff to resolve actual or apparent conflicts.

     Of particular significance are conflicts of interest involving Investment Persons. Any Investment Person who owns or intends to transact in a security that he or she recommends to other Investment Persons must disclose to those other Investment Persons his or her ownership or intentions.

     Discussions regarding conflicts may be documented by email or other written communication.

GIFTS TO OR FROM BROKERS OR CLIENTS

     No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodation from a vendor, broker, securities salesman, client or prospective client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of such personnel's responsibilities to the Firm, its clients, or place the recipient or the Firm in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the FAMILY/HOUSEHOLD of Firm personnel.

     No personnel may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

          1. In no event should cash gifts be given to or accepted from any one business contact.

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          2.   In no event should gifts to or from any one business contact in any calendar year have a value that exceeds $250.

          3.   In no event should gifts be solicited.

     These policies are not intended to prohibit normal business entertainment or activities, such as:

     (a)  occasional lunches or dinners conducted for business purposes.

     (b) occasional cocktail parties or similar social gatherings conducted for business purposes;

     (c) occasional attendance at theater, sporting or other entertainment events of a reasonable value;

               1. the offer or acceptance requires the pre-approval of the Chief Compliance Officer or General Counsel

     (d) small gifts, usually in the nature of reminder advertising, such as pens, calendars, etc.

DOL REPORTING REQUIREMENT

     The pre-approval process for gifts and entertainment applies to expenditures that Oechsle employees make on behalf of union clients. In addition, Oechsle employees must report in writing to the Compliance Department any expenditure made by them on behalf of a union official, union agent or labor relations consultant of a Taft-Hartley pension plan (this is a defined term and does not include consultants who work with pension plan Trustees to hire managers such as Oechsle). Such expenditures include, for example, meals and entertainment and gifts or travel of any sort.

     The Compliance Department will file annual reports (on Form LM-10) if Oechsle had expenditures in excess of $250 in any calendar year for all of its employees in the aggregate with respect to a union's officials, agents, or labor relations consultants of a Taft-Hartley pension plan. (For a complete description of the terms union official, union agent or labor relations refer to the instructions on Form LM-10 attached)

SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY

     To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all of its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the CODE OFFICER, and will ordinarily require consideration by senior officers or the Executive Committee of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm.

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            PART II--APPLIES TO ACCESS PERSONS AND INVESTMENT PERSONS

A.   REPORTING REQUIREMENTS

          NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of COVERED SECURITY, FAMILY/HOUSEHOLD and BENEFICIAL OWNERSHIP in the "Definitions" section at the end of this Code.

          ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

          1. INITIAL HOLDINGS REPORTS No later than 10 days after you become an ACCESS PERSON, you must file with the CODE OFFICER a Holdings Report on Form A (copies of all reporting forms are available from the CODE OFFICER).

          Form A requires you to list all COVERED SECURITIES in which you (or members of your FAMILY/HOUSEHOLD) have BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on the date you became an Access Person.

          Form A also requires you to confirm that you have received, read and understand this Code, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD, that you understand that you are an ACCESS PERSON and, if applicable, an INVESTMENT PERSON under the Code and that you agree to comply with the Code provisions.

          2. QUARTERLY TRANSACTION REPORTS No later than 10 days after the end of March, June, September and December each year, you must file with the CODE OFFICER a Quarterly Transactions Report on Form B.

          Form B requires you to list all transactions during the most recent calendar quarter in COVERED SECURITIES, in which transactions you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers and banks where you or a member of your FAMILY/HOUSEHOLD established an account in which any securities (not just COVERED SECURITIES) were held during the quarter for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD.

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          3. ANNUAL HOLDINGS REPORTS By January 31 of each year, you must file with the CODE OFFICER an Annual Holdings Report on Form C.

          Form C requires you to list all COVERED SECURITIES in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP as of January 1 of that year. It also requires you to list all brokers, dealers and banks where you or a member of your FAMILY/HOUSEHOLD maintained an account in which any securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on January 1 of that year.

          Form C also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD, that you understand that you are an ACCESS PERSON and, if applicable, an INVESTMENT PERSON under the Code and that you have complied with Code provisions.

          4. DUPLICATE CONFIRMATION STATEMENTS If you or any member of your FAMILY/HOUSEHOLD has a securities account with any broker, dealer or bank, you or your FAMILY/HOUSEHOLD member must direct that broker, dealer or bank to send, directly to the Firm's CODE OFFICER, contemporaneous duplicate copies of all transaction confirmation statements and all account statements relating to that account.

          5. AMENDMENTS TO THE CODE Amendments to the Code are distributed after adoption and accompanied by an Acknowledgement of Code Amendment. The Acknowledgement of Code Amendment requires that you confirm that you have received, read and understand the amendment to the Code, that you understand that it applies to you and the members of your Family/Household, that you understand that you are an Access Person and, if applicable, an Investment Person under the Code, and that you agree to comply with the amendment and Code provisions.

B.   TRANSACTION RESTRICTIONS

     1. PRECLEARANCE You and members of your FAMILY/HOUSEHOLD are prohibited from engaging in any transaction in a COVERED SECURITY for any account in which you or a member of your FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP, unless you obtain, in advance of the transaction, written pre-clearance on Form D for that transaction.

          Once obtained, preclearance is valid only for the day on which it is granted. Provided, however, that for employees located in the Firm's London, Tokyo or Frankfurt Office, preclearance is valid through the end of the next business day from the time it is granted. (Please note that trading in reliance on the more liberal preclearance provision for employees of overseas offices may inadvertently give rise to trading within a blackout period or to an appearance issue, and the Firm may require reversal of the transaction and disgorgement of profits, if any.) The CODE OFFICER may revoke a preclearance any time

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     after it is granted and before you execute the transaction. The CODE
     OFFICER may deny or revoke preclearance for any reason. Except as noted in the Code, preclearance will not be granted for any COVERED SECURITY if, to the knowledge of the HEAD TRADER, the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

          The preclearance requirements do not apply to the following categories of transactions; HOWEVER, REPORTING REQUIREMENTS DO APPLY UNLESS A SECURITY IS NOT A COVERED SECURITY:

               [ ] Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

               [X] Transactions in futures and options contracts on currencies or interest rate instruments or indexes, and options on such contracts.

               [ ] Transactions that occur by operation of law, or under any other circumstance, in which neither the ACCESS PERSON nor any member of his or her FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

               [X] Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan or direct investment plan, which allow the purchase of securities from the issuer on a systematic, recurrent basis.

               [X] Transactions in COVERED SECURITIES for a hedge fund, or similar private organized investment pool managed by the Firm.

               [X] Transactions pursuant to the exercise of rights issued pro rata, to all holders of the class of COVERED SECURITIES, held by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) and received by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) from the issuer, or a tender offer received by the ACCESS PERSON (or FAMILY/HOUSEHOLDER member) from the issuer or a third party. Examples may include purchases of COVERED SECURITIES pursuant to the exercise of warrants or rights granted by an issuer to its shareholders; or in connection with an opportunity, extended by an issuer to its shareholders as an incident of owning shares of the issuer's securities, to purchase shares at a

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                    discount or transactions entered into pursuant to either a cash or stock tender offer by an issuer or a third party.

               [X] Transactions in investment companies, other than investment companies sub-advised by the Firm, that are:

                    - publicly offered shares organized under the laws of a foreign country in the form of continuously offered open-end funds or foreign unit trusts ("foreign mutual funds"), or

                    - publicly offered shares organized under the laws of a foreign country in the form of index-based, closed-end funds ("foreign closed-end index funds").

               [X] Contributions or exchanges into investment companies sub-advised by the firm (see short-term trading restrictions below).

               [X]  Purchases or sales of municipal bonds of US issuers.

               [X] Transactions in estate, trust or other accounts (the "Account"), through which an ACCESS PERSON (or FAMILY/HOUSEHOLD member) has beneficial interest, or discretionary accounts of an ACCESS PERSON (or FAMILY/HOUSEHOLD member) managed by a registered investment advisor, broker-dealer, private bank or similar firm or individual (the "Advisor ") when the ACCESS PERSON:

                    - maintains no direct/indirect control or influence over the Account and the Advisor has full investment discretion.

                    - agrees to avoid any communication with the trustee or Advisor with regard to investment decisions prior to execution.

                    - notifies the trustee or Advisor that transactions in the Account are limited to: domestic (US) equities, US corporate, government and agency fixed income securities and fixed income securities otherwise excepted from pre-clearance. (Transactions in foreign equities are NOT excepted from pre-clearance nor are tractions in private placements and initial public offerings or through investment club accounts.)

                    - certifies in writing to the Code Officer that they retain no investment/trading authority and exercise no direct or indirect influence over transactions in the Account.

                    - makes other representations and/or fulfills other requirements as deemed necessary by the Code Officer.

                    - directs the trustee or the Advisor to furnish copies of all transaction confirmations and account statements promptly to the Compliance Department.

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     2.   INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS Neither you nor any
          member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any COVERED SECURITY in a private placement or an initial public offering except with the specific, advance written approval on Form E, which may be denied for any reason.

     3. PARTICIPATION IN INVESTMENT CLUBS AND NON-OECHSLE PRIVATE POOLED VEHICLES Neither you nor any member of your FAMILY/HOUSEHOLD may participate in an investment club or invest in a hedge fund, or similar private organized investment pool, other than one managed by the Firm, without express written permission on Form E, which may be denied for any reason.

     4. SHORT TERM TRADING IN INVESTMENT COMPANIES SUB-ADVISED BY OECHSLE Liquidating or exchanging holdings from investment companies sub-advised by the Firm, which are defined as "Covered Securities", is subject to pre-clearance and reporting requirements. You or members of your FAMILY/HOUSEHOLD must hold interests acquired in an investment company sub-advised by the Firm for a period of no less than sixty
          (60) calendar days from the date of purchase evaluated on a last in, first out (LIFO) basis. After sixty (60) days have elapsed, you or members of your FAMILY/HOUSEHOLD may liquidate after a purchase or purchase after a liquidation. Access persons may be subject to disgorgement of any profits realized in a purchase and sale or sale and purchase of securities within the sixty (60) calendar day period.

C.   8-DAY BLACKOUT PERIOD

     Except as provided by this Section C, no ACCESS PERSON (including any member of the FAMILY/HOUSEHOLD of such ACCESS PERSON) may:

     (1.) purchase any COVERED SECURITY within the seven calendar days immediately before a calendar day on which any client account managed by the Firm purchases that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security), or

     (2.) sell any COVERED SECURITY within the seven calendar days immediately before a calendar day on which any client account managed by the Firm sells that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security), or

     (3.) purchase any COVERED SECURITY within the seven calendar days immediately after a calendar day on which any client account managed by the Firm sells that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security), or

     (4.) sell any COVERED SECURITY within the seven calendar days immediately after a calendar day on which any client account managed by the Firm purchases that

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          COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security),

unless the ACCESS PERSON had no actual knowledge that the COVERED SECURITY (or any closely related security) was being considered for purchase (in the case of clause (1.)) or sale (in the case of clause (2.)) for any client account. If any such transactions occur, the Firm may require any profits from the transactions to be disgorged for donation by the Firm to charity.

An ACCESS PERSON may:

     (1.) purchase a COVERED SECURITY within seven calendar days immediately after a calendar day on which any client account managed by the Firm purchased such COVERED SECURITY, or

     (2.) sell a COVERED SECURITY within seven calendar days immediately after a calendar day on which any client account sold such COVERED SECURITY, or

     (3.) purchase a COVERED SECURITY within seven calendar days immediately before a calendar day on which any client account sells such COVERED SECURITY, or

     (4.) sell a COVERED SECURITY within seven calendar days immediately before a calendar day on which any client account purchases a COVERED SECURITY.

All of the above transactions may occur provided that at the time that preclearance is granted, the HEAD TRADER confirms to the CODE OFFICER that there are no unfilled orders for that COVERED SECURITY placed with a broker. THESE EXCEPTIONS TO THE BLACKOUT PERIOD ARE NOT INTENDED TO ALLOW PERSONAL SECURITIES TRANSACTIONS IN COVERED SECURITIES THAT OCCUR SIMULTANEOUSLY WITH TRANSACTIONS FOR CLIENT ACCOUNTS. IF THIS SITUATION ARISES INADVERTENTLY, THE FIRM MAY REQUIRE A REVERSAL OF THE PERSONAL SECURITIES TRANSACTION AND DISGORGEMENT OF THE PROFIT TO CHARITY.

NOTE: It sometimes happens that an INVESTMENT PERSON who is responsible for making investment recommendations or decisions for client accounts (such as a portfolio manager or analyst) determines within the seven calendar days after the day he or she (or a member of his or her FAMILY/HOUSEHOLD) has purchased or sold for his or her own account a COVERED SECURITY that was not, to the INVESTMENT PERSON'S knowledge, then under consideration for purchase or sale by any client account, that it would be desirable for client accounts as to which the INVESTMENT PERSON is responsible for making investment recommendations or decisions to purchase or sell the same COVERED SECURITY (or a closely related security). In this situation, the INVESTMENT PERSON MUST put the clients' interests first, and promptly make the investment recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the seventh day following the day of the transaction for the INVESTMENT PERSON'S (or FAMILY/HOUSEHOLD member's) own account to avoid conflict with the blackout provisions of this Code. The Firm recognizes that this situation may occur in entire good

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faith, and will not require disgorgement of profits in such instances if it appears that the INVESTMENT PERSON acted in good faith and in the best interests of the Firm's clients.

     The blackout requirements do not apply to the following categories of transactions; HOWEVER, REPORTING REQUIREMENTS DO APPLY UNLESS A SECURITY IS NOT A COVERED SECURITY:

               [X] Transactions in futures and options contracts on currencies or interest rate instruments or indexes, and options on such contracts.

               [ ] Transactions that occur by operation of law or under any other circumstance in which neither the ACCESS PERSON nor any member of his or her FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

               [X] Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan or direct investment plan, which allow the purchase of securities from the issuer on a systematic, recurrent basis.

               [X] Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of COVERED SECURITIES held by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) and received by the ACCESS PERSON (or FAMILY/HOUSEHOLD member) from the issuer, or a tender offer received by the ACCESS PERSON (or FAMILY/HOUSEHOLDER member) from the issuer or a third party. Examples may include purchases of COVERED SECURITIES pursuant to the exercise of warrants or rights granted by an issuer to its shareholders; or in connection with an opportunity, extended by an issuer to its shareholders as an incident of owning shares of the issuer's securities, to purchase shares at a discount or transactions entered into pursuant to either a cash or stock tender offer by an issuer or a third party.

               [X]  Transactions in investment management companies that are:

                    - exchange traded, domestically (US) registered index-based, closed-end funds ("closed-end index funds"),

                    - publicly offered shares organized under the laws of a foreign country in the form of continuously offered open-end funds or foreign unit trusts ("foreign mutual funds"), or

                    - publicly offered shares organized under the laws of a foreign country in the form of index-based, closed-end funds ("foreign closed-end index funds).

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               [X]  Purchases and sales of municipal bonds of US issuers.

               [X] Transactions in estate, trust or other accounts (the "Account"), through which an ACCESS PERSON (or FAMILY/ HOUSEHOLD member) has beneficial interest, or discretionary accounts of an ACCESS PERSON (or FAMILY/HOUSEHOLD member) managed by a registered investment advisor, broker-dealer, private bank or similar firm or individual (the "Advisor) when the ACCESS PERSON:

                    - maintains no direct / indirect control or influence over the Account and the Advisor has full investment discretion.

                    - agrees to avoid any communication with the trustee or Advisor with regard to investment decisions prior to execution.

                    - notifies the Advisor that transactions in the Account are limited to: domestic (US) equities, US corporate, government and agency fixed income securities and fixed income securities otherwise excepted from pre-clearance. (Transactions in foreign equities are NOT excepted from pre-clearance nor are tractions in private placements and initial public offerings or through investment club accounts.)

                    - certifies in writing to the Code Officer that they retain no investment / trading authority and exercise no direct or indirect influence over transactions in the Account.

                    - makes other representations and / or fulfills other requirements as deemed necessary by the Code Officer.

                    - directs the Advisor to furnish copies of all transaction confirmations and account statements promptly to the Compliance Department.

     Subject to the preclearance requirements set forth in the Code, an Access Person may purchase or sell shares of a security which is being purchased or sold, or is being actively considered for purchase or sale, for client accounts within the prescribed blackout period if given the shares the Access Person is purchasing or selling and the market capitalization (outstanding shares x current price per share) of the issuer, the Access Person's trading could have no material impact on the price of the security; and if the Firm were trading in the security, such trade could have no material impact on the price of the security. This exemption is subject to preclearance procedures set forth above and may be denied by the Code Officer for any reason.

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                             PART III - DEFINITIONS

These terms have special meanings in this Code of Ethics:

                                  ACCESS PERSON
                              BENEFICIAL OWNERSHIP
                                  CODE OFFICER
                                COVERED SECURITY
                                FAMILY/HOUSEHOLD
                                   HEAD TRADER
                                INVESTMENT PERSON

     The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: ANY QUESTIONS REGARDING WHETHER AN INVESTMENT, ACCOUNT OR PERSON IS COVERED BY ANY OF THESE DEFINITIONS SHOULD BE DIRECTED TO THE CODE OFFICER.

ACCESS PERSON means each and every employee of the Firm. A consultant retained by the Firm may also be considered an ACCESS PERSON, if such consultant is designated, in writing, as an ACCESS PERSON by the Code Officer.

BENEFICIAL OWNERSHIP means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm) even if you do not share in the profits. BENEFICIAL OWNERSHIP is a very broad concept. Some examples of forms of BENEFICIAL OWNERSHIP include:

          Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

          Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

          Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's BENEFICIAL OWNERSHIP. This is because, unless the arrangement is a "blind trust," the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

          Securities in a person's individual retirement account.

          Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

          Securities owned by a trust of which the person is either a trustee or a beneficiary.

          Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

This is not a complete list of the forms of ownership that could constitute BENEFICIAL OWNERSHIP for purposes of this Code. You should ask the CODE OFFICER if you have any questions or doubts at all about whether you or a member of your FAMILY/HOUSEHOLD would be considered to have BENEFICIAL OWNERSHIP in any particular situation.

CODE OFFICER means John Murphy, or another person that he designates to perform the functions of Code Officer when he is not available. You can reach the Code Officer by calling (617) 330-8835. For purposes of reviewing the Code Officer's, or his designee's own transactions and reports under this Code, the functions of the Code Officer are performed by the General Counsel or the Chief Compliance Officer.

COVERED SECURITY means anything that is considered a "security" under the Investment Company Act of 1940, except:

          Direct obligations of the U.S. Government.

          Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

          Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds), and are not sub-advised by the Firm.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities" such as:

          -    options on securities, on indexes and on currencies,

          -    all kinds of limited partnerships,

          -    foreign unit trusts and foreign mutual funds, and

          -    private investment funds, hedge funds and investment clubs.

If you have any question or doubt about whether an investment is a considered a security or a COVERED SECURITY under this Code, ask the CODE OFFICER.

Members of your FAMILY/HOUSEHOLD include:

          Your spouse or domestic partner (unless he or she does not live in the same household as you and you do not contribute in any way to his or her support).

          Your children under the age of 18.

          Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

          Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment: There are a number of reasons this Code covers transactions in which members of your FAMILY/HOUSEHOLD have BENEFICIAL OWNERSHIP. First, the SEC regards any benefit to a person that you help to support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts and must not be allowed to benefit from that information.

HEAD TRADER means David Learned, or such other person who has been designated by the Firm as a Trader.

INVESTMENT PERSON means any employee of the Firm who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of any securities (even if they're not COVERED SECURITIES) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they're not COVERED SECURITIES) by the client.